Exhibit 99.2

Offer to Exchange Class A Common Stock and Cash

For All of Our 5.0% Convertible Senior Notes Due 2029

(CUSIP No. 83545GAQ5)

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Sonic Automotive, Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated             , 2012 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), cash and newly issued shares of our Class A common stock for all its outstanding 5.0% Convertible Senior Notes due 2029 (the “Notes”)(the “Exchange Offer”). The Company refers to the $1,000 fixed cash amount and the shares of Class A common stock to be issued in exchange for our Notes as the “Offer Consideration” in the Exchange Offer.

The Company is requesting that you contact your clients for whom you hold Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, or who hold Notes registered in their own names, enclosed as the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

3. A form of letter which may be sent to your clients for whose account you hold Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, New York City time, at the end of July 27, 2012, unless extended or earlier terminated by the Company (such date and time for the Exchange Offer, as may be extended, the “Expiration Date”). Notes Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, at the end of the Expiration Date or, if not previously returned by the Company, after 40 business days from the commencement of the Exchange Offer if the Company has not accepted the tendered Notes for exchange by that date.

To participate in the Exchange Offer, a timely book-entry confirmation that Notes have been transferred into the information and exchange agent’s account at The Depository Trust Company, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message (as defined in the Letter of Transmittal and the Prospectus) should be sent to the exchange agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. There are no guaranteed delivery procedures provided for by the Company in conjunction with the Exchange Offer. Global Bondholder Services Corporation (“GBS”) is serving as exchange agent and information agent in the Exchange Offer.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity. The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

--------------------------------------------------------------------------------

None of the Company, its management, its board of directors, the exchange agent, the information agent or the dealer managers has not authorized anyone to make any recommendation to holders of Notes as to whether to tender or refrain from tendering in the Exchange Offer.

Any questions related to the procedure for tendering you may have with respect to the Exchange Offer should be directed to, and additional copies of the enclosed material may be obtained from, GBS at the address and telephone numbers set forth on the front of the Letter of Transmittal. The joint lead dealer managers for the Exchange Offer are J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

Very truly yours,

SONIC AUTOMOTIVE, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE INFORMATION AGENT AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.